Exhibit 99.1

Press Release dated April 18, 2011

 [See Attached]

                                                                                                     FOR IMMEDIATE RELEASE

U.S. CELLULAR APPOINTS CARTER S. ELENZ

EXECUTIVE VICE PRESIDENT, SALES AND CUSTOMER SERVICE;

ALAN D. FERBER NAMED EXECUTIVE VICE PRESIDENT,

CHIEF STRATEGY AND BRAND OFFICER

CHICAGO – April 18, 2011 – U.S. Cellular has named Carter S. Elenz to the newly created position of executive vice president, sales and customer service. Alan D. Ferber, executive vice president of operations, has been appointed to a new role as executive vice president, chief strategy and brand officer. Both executives will report to Mary N. Dillon, president and CEO.

            “Carter’s passion for the customer, strong operational background and his set of personal values that align with our Dynamic Organization make him a perfect fit and great addition to our team,” said Dillon.  “Alan’s deep understanding of our business and ability to lead teams to think creatively will put us in an even better competitive position.”

            In his new role, Elenz will lead all sales and customer service teams throughout the company. He brings more than 25 years of sales, marketing, operations and general management experience, and a proven record of effectively transforming and dramatically growing companies. His previous roles include chief operating officer with Seventh Generation as well as leadership positions at Sensia Beverage, Stonyfield Farm, Gardenburger, and Quaker Oats.

            During his tenure at these companies, Elenz helped capture substantially more consumers while leading development initiatives, cultural enhancement, talent attraction and the team building needed to enable each business to succeed. He earned his B.S. in Business Administration from Valparaiso University in Valparaiso, Ind.

            Ferber has been with U.S. Cellular for 10 years and helped build the company’s reputation as an industry leader in customer satisfaction. Most recently, he led the development of The Belief Project, a series of innovative initiatives created to elevate the customer experience and reward loyalty. In his new role, he will lead the planning and execution of customer-focused growth opportunities through the lens of the competitive wireless industry and its evolving technology. He will also help drive revenue through marketing strategies that emphasize the company’s robust portfolio of cutting-edge devices and data services.

             “We must continue to focus on growing profitably even as the competitive landscape gets more intense, but we won’t compromise our customer focus, our network quality or the most important elements of our Dynamic Organization in the process,” added Dillon. “These appointments allow us to leverage the vast strengths and talents of our existing team and bring on additional perspectives as we continue to be innovative and delight our customers.”

About U.S. Cellular
U.S. Cellular rewards its customers with the unmatched benefits of The Belief Project, an array of industry-leading innovations designed to elevate the customer experience. The Belief Project, named Frost & Sullivan's Customer Value Enhancement of the Year, complements the Chicago-based carrier’s growing catalog of cutting-edge phones that are all backed by its high-speed nationwide network. U.S. Cellular was recently named a J.D. Power and Associates 2011 Customer Service Champion and was also named one of Forbes Magazine’s 2010 “Most Trustworthy Companies.” To learn more about U.S. Cellular, visit one of its retail stores or uscellular.com. You can also check out U.S. Cellular on Facebook.

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For more information, contact:

Kellie Szabo

U.S. Cellular

773-355-3307

kellie.szabo@uscellular.com